UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2013

HYPERION THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35614	61-1512713
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Gateway Boulevard, Suite 200

South San Francisco, California 94080

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (650) 745-7802

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously announced, Hyperion Therapeutics, Inc. (the “Company”) exercised its option to acquire BUPHENYL® (sodium phenylbutyrate) and AMMONUL® (sodium phenylacetate and sodium benzoate) Injection 10%/10% from Ucyclyd Pharma, Inc. (“Ucyclyd”) (a subsidiary of Valeant Pharmaceuticals International, Inc.) pursuant to an Amended and Restated Collaboration Agreement between the Company and Ucyclyd, dated March 22, 2012 (the “Collaboration Agreement”). On May 17, 2013, Ucyclyd exercised its option to retain the rights to AMMONUL pursuant to the Collaboration Agreement. Ucyclyd must pay the Company a net payment of $13 million upon close of the transaction, which reflects the $19 million purchase price for BUPHENYL due to Ucyclyd and a $32 million payment due to the Company as a result of Ucyclyd ’s exercise of its option to retain AMMONUL. Additionally, the Company is obligated to pay subsequent milestone and royalty payments to Ucyclyd. The transaction is expected to close on May 29, 2013, subject to the satisfaction of closing conditions.

The information disclosed under this Item 8.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as expressly set forth in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 17, 2013	Hyperion Therapeutics, Inc.

	By:	/s/ Jeffrey S. Farrow
Jeffrey S. Farrow
Chief Financial Officer